Exhibit 99.1

Press Release
Chris Womack to join Invesco Ltd. Board of Directors Contact: Jeaneen Terrio Jeaneen.Terrio@invesco.com 917.714.0358

ATLANTA, SEPTEMBER 7, 2021 – Invesco Ltd. (NYSE: IVZ) announced today that Chris Womack will join its Board of Directors in early October. Mr. Womack serves as Chairman, President and CEO of Georgia Power Company, a subsidiary of the Southern Company, a leading energy company serving nine million customers through its subsidiaries. Mr. Womack will also join the Invesco Ltd. Board’s Audit, Compensation, Nomination and Corporate Governance committees.

“The Invesco Board remains committed to ensuring a slate of directors that is well-equipped to effectively oversee the company, support management in achieving our key strategies and objectives, and represent the interests of all shareholders,” said Rick Wagoner, Chair of the Invesco Ltd. Board of Directors. “We’re extremely pleased to have Chris join the Invesco Board. His extensive leadership experience and deep public policy background make him a strong addition and position him to make a great contribution to Invesco’s future success. His appointment is in line with the Board’s ongoing efforts to achieve an effective balance of expertise, experience, diversity and continuity, while welcoming fresh perspectives.”

“Chris’ experience in maintaining a sustainable energy environment, his focus on social justice and his strong community service align well with our ESG (environmental, social and governance) aspirations at Invesco,” said Marty Flanagan, President & CEO of Invesco. “Invesco will benefit from Chris’ strong leadership background, his focus on innovation and his ongoing work at Georgia Power to be a positive force in our communities.”

“It is a privilege and an honor to join the board of a company dedicated to helping its clients achieve a positive financial wellbeing and get more out of life,” said Mr. Womack. “The Invesco team’s dedication to providing outstanding service, experience and management is first class. I look forward helping make an impact for clients globally.”

Mr. Womack joined Southern Company in 1998 and held several leadership positions within the company and its subsidiaries. Prior to being named president of Georgia Power, he served as executive vice president and president of external affairs of Southern Company since 2009, leading overall external positioning and branding efforts, including the company’s public policy strategies and overseeing the company’s governmental and regulatory affairs, corporate communications initiatives and other external and strategic business engagements. He also previously served as executive vice president of external affairs at Georgia Power and senior vice president and senior production officer of Southern Company Generation, where he was responsible for generation for Georgia Power and Savannah Electric.

Mr. Womack has also served as senior vice president of human resources and chief people officer at Southern Company, as well as senior vice president of public relations and corporate services at Alabama Power Company. Prior to joining Southern Company, Mr. Womack worked for the US House of Representatives for then-Congressman Leon E. Panetta.

About Invesco Ltd.

Invesco Ltd. (ticker NYSE: IVZ) is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. Our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. With offices in more than 20 countries, Invesco managed $1.5 trillion in assets on behalf of clients worldwide as of June 30, 2021. For more information, visit www.invesco.com/corporate.

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